Exhibit 99.1
MAJESCO ENTERTAINMENT COMPANY REPORTS FOURTH QUARTER
AND YEAR-END FISCAL 2009 FINANCIAL RESULTS
- Fiscal 2009 Net Revenues Increased 48% to $94.5 Million -
EDISON, N.J. — January 14, 2010 — Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of video games for the mass market, today reported financial results for the fourth quarter and full year ended October 31, 2009.
For the fourth quarter ended October 31, 2009, Majesco’s net revenues increased 32.8 percent to $23.9 million versus $18.0 million in the same period a year ago. During this same period, the Company reported an operating loss of $5.5 million, compared to operating income of $0.4 million in the fourth quarter of 2008. Non-GAAP operating loss was $5.0 million versus non-GAAP operating loss of $0.4 million in 2008. Net loss for the quarter was $4.5 million versus net income of $0.4 million in 2008. On a non-GAAP basis, net loss for the quarter was $5.4 million compared to non-GAAP net loss of $0.7 million last year. The quarter non-GAAP operating and net losses include a $3.2 million charge for 2010 games that were cancelled or impaired.
The Company’s basic and diluted net loss per share for the quarter ended October 31, 2009 was $0.14 compared to net income per basic and diluted share of $0.01 in the same period last year. Non-GAAP basic and diluted net loss per share was $0.16 compared to a net loss per share of $0.03 last year.
The $0.16 non-GAAP net loss per share for the quarter includes $0.10 from the $3.2 million for cancelled or impaired 2010 games. Excluding these impairments, the non-GAAP net loss was $0.06.
For the twelve months ended October 31, 2009, the Company’s net revenues increased 47.8 percent to $94.5 million versus the year ago period. During this same period, the Company reported an operating loss of $6.6 million compared to operating income of $2.8 million in the same 2008 period. Non-GAAP operating loss for the twelve month period was $3.0 million compared to non-GAAP operating income of $3.2 million for the comparable 2008 period. Net loss through the twelve months of fiscal 2009 was $7.2 million versus net income of $3.4 million in the comparable 2008 period. Non-GAAP net loss was $4.4 million for fiscal 2009 compared to net income of $2.5 million in the same 2008 period.
The twelve months non-GAAP operating and net losses include a $3.2 million charge for 2010 games that were cancelled or impaired.

The Company’s basic and diluted net loss per share for the twelve months ended October 31, 2009 was $0.24 compared to net income per share for the twelve months ended October 31, 2008 of $0.12. The Company’s non-GAAP basic and diluted net loss per share for the twelve months ended October 31, 2009 was $0.15 compared to net income per share of $0.09 in the comparable 2008 period.
The $0.15 non-GAAP net loss per share for the twelve months includes $0.11 from the $3.2 million for cancelled or impaired 2010 games. Excluding these impairments, the non-GAAP net loss was $0.04.
While the Company was able to exceed its revenue guidance of $85 million to $90 million with $94.5 million in net sales, its non- GAAP net loss of $0.15 per share was $0.25 per share below guidance of $0.10 to $0.14. Specifically, the EPS performance was negatively impacted by the following:
•	$0.10 per share for the quarter and $0.11 per share for the twelve months for the cancellation or impairment of 2010 titles;

•	$0.05 per share for the poor performance of Our House: Party Wii and DS;

•	$0.04 per share for the underperformance of new IP titles;

•	poor international performance;

•	higher percentage of lower margin distribution sales.
Our House: Party had worse than expected sell-in, in addition to weak sell-through which led to higher allowances and acceleration of amortization from 2010. In addition, our new IP titles had weaker than expected sell-in and minimal reorders which led to higher allowances and accelerated amortization. This was indicative of a difficult retail environment that was especially hard on non-branded and new IP titles. Third, the international business suffered from a weak European packaged goods market and had delays in the release of some of its titles. Much of the shortfall in other titles was offset by higher sales of lower margin product. Lastly, based on sales performance during the holiday season, the Company evaluated its 2010 portfolio and cancelled certain titles and wrote down others scheduled for release in 2010.
Jesse Sutton, Chief Executive Officer of Majesco, said, “In 2009 we delivered a strong top line performance, exceeding our revenue guidance, despite a challenging economic environment and a difficult period for our industry overall. Our top line was driven by the Cooking Mama franchise, Jillian Michaels’ titles and strong distribution revenue. However, we were disappointed in our inability to translate this strong growth to the bottom line. While our top titles performed well, and we successfully maintained costs and reduced marketing expenditures, we had a soft retail performance from new IP titles in the fourth quarter. Based on our experience this holiday season, and our view of the video game retail environment, we carefully reviewed our 2010 title slate and either cancelled or took impairment charges against a number of titles planned for release during 2010, primarily for Wii™. This charge was approximately $3.2 million or $0.10 per share in the quarter.”

“In 2010 we must translate our revenue into profitability and this is the key focus for our management team. We are taking a number of steps to better position the Company for 2010 and beyond. We are well capitalized and in that regard, in better financial position than we’ve been in recent years. We are looking to focus our resources on our best opportunities, publishing fewer, but stronger titles than we initially planned and driving additional efficiencies across our operations by reducing our cost structure. We recently implemented personnel reductions in both the U.S. and Europe, lowering headcount by 17 percent. These personnel changes will leave our worldwide headcount 30 percent below the end of fiscal 2008. In addition, we made a number of other cost improvements during the year, including lowering the cost of our rent and some outside services that will provide further savings as we move into 2010. Including the elimination of costs of our studio, the reductions in international and reductions in overhead in the U.S., we’ve reduced costs by in excess of $3 million. We believe our efforts will result in profitability on a lower revenue base, which is reflected in our fiscal 2010.”
“Our product focus in 2010 will also include leveraging our success with the Cooking Mama franchise. During this holiday season we launched the third Nintendo DS™ SKU in the Cooking Mama series. The title performed well, extending the reign of Mama as the most successful third party franchise on the DS and reinforcing its position as an evergreen brand. In addition, in 2009 we introduced our first line extension, in Gardening Mama, which was very successful, and we are presently working on two additional extensions for 2010. We also continue to explore opportunities to expand the reach of the Mama brand to her fans through new media channels.”
Financial Highlights
— Fourth quarter 2009 net revenues for the U.S. were $23.1 million, an increase of $8.2 million or 55 percent compared to the same quarter last year. Fourth quarter 2009 international sales were $0.8 million, a decrease of $2.3 million or 74 percent compared to the same period of 2008.
— For the twelve months of fiscal 2009, net revenues for the U.S. were $90.4 million, an increase of $32.5 million or 56 percent compared to the same period last year. International sales for the same period decreased $1.9 million or 32 percent compared to the same period last year.
— Net Sales for Wii increased $2.3 million, or 24.5 percent, to $11.6 million for the fourth quarter of fiscal 2009. Nintendo DS™ sales for the same period increased 43.5 percent, from $8.4 million to $12.0 million.
— For the twelve months of fiscal 2009, Wii sales increased $28.3 million, or 130.2 percent, to $50.1 million. Nintendo DS sales for the same period increased 2.7 percent from $39.4 million to $40.5 million.

— For the twelve months ended October 31, 2009 the majority of the increase in selling and marketing compared to the same period a year ago was the result of variable selling and marketing expenses related to higher revenues.
— In the fourth quarter of 2009, the decrease in gross profit percentage was particularly impacted by Our House: Party, soft sales of new IP titles, and weak international performance which impacted results $0.05 per share, $0.04 per share and $0.03 per share, respectively. The difficult retail environment resulted in lower initial orders, lower or no re-orders on new IP titles and higher promotional costs and allowances. The international business was impacted by industry wide softness in Europe and the slippage of some titles into 2010.
— In the fourth quarter, selling and marketing expenditures were 12.8 percent of sales, up from 10.7 percent last year. As expected, selling and marketing expenditures were down 128 basis points from third quarter 2009 levels, resulting from lower marketing expenditures.
— The results also include a $3.2 million expense for 2010 titles which were cancelled or for which the Company took an impairment charge. This impacted results by $0.10 per share in the quarter and by $0.11 per share for the twelve months.
— At the end of the fourth quarter, the Company had in excess of $11.8 million in cash and cash equivalents. As expected, during the quarter the Company built its inventory in anticipation of the holiday sales period. This inventory has subsequently sold through in the first quarter of 2010 and the Company expects to have a stronger cash position at the end of the first quarter.
Announced Product Line-up
First Quarter Fiscal 2010 Ending January 31, 2010
To date, the Company has announced the following titles that were or are expected to be released during its fiscal first quarter 2010, which includes the holiday sales period:
— Alvin and the Chipmunks: The Squeakquel for Wii and Nintendo DS launched in advance of the theatrical release of the same name that opened on December 24, 2009. Featuring songs from the Grammy and American Music Award-winning Alvin and The Chipmunks library, this rhythm action game lets players star as The Chipmunks, their girl-group counterparts The Chipettes, or both as they rock out on the ultimate worldwide tour.
— My Hero: Firefighter and My Hero: Doctor for Nintendo DS let players experience firsthand the heroic acts of the role models they look up to. In My Hero: Firefighter, players use the stylus as a fire hose, ladder and ax as they complete 13 varied missions relating to fire emergencies and courageous rescues. In My Hero: Doctor, players take on the role of a doctor’s apprentice as they manage 10 major medical emergencies by utilizing the microphone and stylus as an all-in-one medical tool.
— Hello Kitty Party for Nintendo DS lets players help Hello Kitty and SANRIO® friends - including Keroppi®, Badtz-Maru®, My Melody® and others — plan and throw a party in 25 different mini-games. After sending out personalized party invitations, players will design and iron the perfect dress; shop for party fare; play puzzles and match games; cook food; and dress Hello Kitty in a variety of outfits and accessories.
— Serious Sam HD: The First Encounter for Xbox LIVE Arcade is re-tooled and re-vamped in high definition with an all-new version of the CroTech engine. Based on the original indie arcade shooter sensation Serious Sam: The First Encounter, Serious Sam HD features stunningly redesigned visuals, over the top action and intense online co-op for up to four players.
Fiscal 2010
To date, the Company has announced the following titles that are expected to be released during the rest of fiscal 2010:
— The Daring Game for Girls for Wii and Nintendo DS is based upon the best-selling how-to-book, The Daring Book for Girls, the ultimate can-do, how-to ‘manual’ that celebrates the female spirit. The games guide adventurous girls in a range of daring and practical activities from building a campfire to exploring caves, tending a garden, crafting items, playing sports and games, and making new friends.
— Flip’s Twisted World for Wii, a Gamespot E3 ’09 Editor’s Choice award finalist, is a unique puzzle platformer that stars Flip, a magician’s apprentice who mistakenly gets sucked into an alternate universe where up and down are only a matter of perspective. Players will help Flip navigate his puzzling world by rotating the environment 90 degrees in any direction with a simple twist of the Wii Remote.
— Attack of the Movies 3-D is the first-ever 3-D shooter designed exclusively for Wii™. The game transports players into six fantastic movie-themed worlds and features classic enemies culled from the annals of film history. The game also comes packaged with four pairs of 3-D glasses to support four-player multiplayer action.
— Dance Sensation! for Wii is the only game that lets players train and perform routines in four different styles: Hip-Hop, Jazz, Ballet, and Latin Ballroom. Players use the Wii Remote and Nunchuk to control their on-screen dancer as she perfects more than 160 real motion-captured dance moves in recitals ranging from local auditoriums to the Broadway stage.
— Pizza Delivery Boy for Wii lets players use the Wii Remote as an all-in-one kitchen utensil and driving wheel to cook and deliver pizzas to hungry customers in three bustling towns. Players must beware, though, as a number of obstacles stand between them and the coveted title of Pizza Boy of the Year.
— Pirates Plundarrr for Wii is a fun and frantic beat-‘em-up that lets players hunt the high seas for the renegade captain Rudebelly who has stolen the Scepter of Power and unleashed an army of cursed dead and menacing bosses. Would-be pirates will fight through 45 creature-

filled levels to retrieve their stolen treasure, and four mates can even plunder together in a party style, battle royale.
— Super Speed Machines for Nintendo DS lets players kick it into high gear in this frantic arcade racer that delivers super speed and dangerous conditions at every turn.
— Dawn of Heroes for Nintendo DS is a tactical role playing game that combines classic RPG concepts—including character development, epic combat, quests and puzzles—with a humorous style.
— Let’s Draw for Nintendo DS is based on the popular Japanese book series that teaches kids how to draw by combining basic shapes. With more than 100 objects to draw and fun art related mini games that let young players animate their creations, kids can learn to draw anywhere, at any time.
— Data East Arcade Classics for Wii lets players re-live their arcade marathons with 15 nostalgic titles including BurgerTime and its sequel, Peter Pepper’s Ice Cream Factory, Bad Dudes vs. Dragon Ninja, Burnin’ Rubber, Heavy Barrel, Caveman Ninja, and many others. Featuring special updates for modern gamers, all titles also support single player and 2-player head-to-head or co-operative multiplayer play.
— Tetris® Party Deluxe for Wii and Nintendo DS represents a strategic partnership with Tetris Online, Inc. to support the North American launch and distribution of the two newest additions to the Tetris franchise. Tetris is one of the leading and most distinctive video game brands and franchises in the world. In the game’s 25-year history, over 125 million units have been sold. Loved globally by people of all ages and all cultures, the Tetris game continues to be one of the most widely recognized video games of all time.
— Ghostwire: Link to the Paranormal for Nintendo DSi turns your handheld into a portal to the astral plane. Coupled with the DSi camera, this detection and communication tool lets you find, summon, capture and interact with ghosts living amongst us. Ultimately you can help them find peace as you develop your own paranormal prowess within an augmented reality that promises to change your perspective forever.
— Zumba® Fitness for to be announced systems is a one-of-a-kind exercise program that pairs Latin rhythms with red-hot international dance steps so you can have a blast as you party your way into shape. Through invigorating, high calorie-burning fitness classes, Zumba® Fitness has helped melt the pounds and inches off more than five million Zumba-enthusiasts in more than 75 countries.
Fiscal 2010 Outlook
The Company expects fiscal 2010 full year net revenue of approximately $80 million. The Company expects non-GAAP earnings per share to be approximately $0.05 for the fiscal 2010 full year. The Company’s guidance assumes the release of approximately 37 SKUs in 2010, including 14 DS and 16

Wii. The Company’s results are also impacted by seasonality from the December holiday period and variability based on release schedules.
Conference Call
At 4:30 PM ET today, management will host an earnings conference call. To access the call in the U.S., please dial 1-412-858-4600. The access code for the call is “Majesco”. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Info” section of the Company’s Web site at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for seven days beginning approximately two hours after the call. To listen to the telephone replay in the U.S., please dial 1-877-344-7529 and for international callers, dial 1-412-317-0088. Enter access code 436567.
Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics
To facilitate a comparison between the three and twelve months ended October 31, 2009 and 2008, the Company has presented both GAAP and Non-GAAP financial results. GAAP financial measures, including operating income, net income, and basic and diluted earnings per share, have been adjusted to report certain Non-GAAP financial measures.
These Non-GAAP financial measures exclude the following items from the Company’s condensed consolidated statements of operations:
•	Expenses related to non-cash compensation

•	Net proceeds from sale of certain state income tax net operating loss carryforwards

•	Settlement charges related to the settlement of class action litigation

•	Change in fair value of warrants

•	Expenses for the California studio which was closed in the fourth quarter fiscal 2009
These Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
For more information on these Non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and Non-GAAP Financial Measures”.
About Majesco Entertainment Company

Majesco Entertainment Company is a provider of video games for the mass market. Building on more than 20 years of operating history, the company is focused on developing and publishing a wide range of casual and family oriented video games on Wii™, Nintendo DS™ and other leading systems. Product highlights include Cooking Mama™, Tetris® Party Deluxe, Alvin and the Chipmunks: The Squeakquel and Jillian Michaels’ Fitness Ultimatum. The company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More information about Majesco can be found online at www.majescoentertainment.com. @Majesco is on twitter or at www.twitter.com/majesco.
Safe Harbor
Some statements set forth in this release, including the estimates under the headings “Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii™ platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2008. We do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
# # #
For more information, please contact:

John Gross	Mike Smargiassi/Denise Roche
Chief Financial Officer	Brainerd Communicators, Inc.
Majesco Entertainment Company	212-986-6667
732-225-8910

MAJESCO ENTERTAINMENT 2010 RELEASE SCHEDULE
2010 GAMES

Quarter 1	Quarter 2	Quarter 3	Quarter 4

Alvin and the Chipmunks: The Squeakquel Wii ($39.99) and DS ($29.99)	Pirates Plun-darrr Wii, Price TBA	Tetris Party Deluxe Wii and DS, Price TBA	Zumba Fitness, System and Price TBA

My Hero: Firefighter DS, $19.99	Flip’s Twisted World Wii, Price TBA	Attack of the Movies 3-D Wii, $29.99	Ghostwire DSi, Price TBA

My Hero: Doctor DS, $19.99	The Daring Game for Girls Wii ($29.99) and DS ($19.99)

Hot and Cold: A 3D Hidden Object Adventure DSiWare, 800 points	Pizza Delivery Boy Wii, $29.99

A Boy and His Blob: Trouble on Blobolonia, Virtual Console, 500 Wii Points	Dance Sensation! Wii, $29.99

Hello Kitty Party, DS, $29.99	Let’s Draw DS, $19.99

Serious Sam HD: The First Encounter XBLA, 1200 points	Super Speed Machines DS, $19.99

Dawn of Heroes DS, $29.99

Data East Arcade Classics Wii, $19.99

MAJESCO ENTERTAINMENT COMPANY
UNAUDITED SUPPLEMENTARY PRODUCT DATA
Net Revenue by Platform — Yearly

	FY09	FY08	FY07
	Actual	Actual	Actual

CONSOLE:
Wii	53.0%	34.0%	19.6%
PS2	0.0%	1.0%	6.9%
Xbox	1.1%	0.2%	3.2%

	54.1%	35.2%	29.7%

HANDHELD:
DS	42.8%	61.7%	55.5%
GBA	0.0%	0.1%	5.6%
PSP	0.1%	1.1%	3.0%

	42.9%	62.9%	64.1%

OTHER	3.0%	1.9%	6.2%

TOTAL	100.0%	100.0%	100.0%

Net sales by Platform for three and twelve months
(Unaudited, in thousands)

	Three Months Ended October 31,
	2009	%	2008	%

Nintendo Wii	11,562	48.4%	9,284	51.6%
Nintendo DS	12,000	50.2%	8,365	46.5%
Other	339	1.4%	343	1.9%

TOTAL	23,901	100.0%	17,992	100.0%

	Twelve Months Ended October 31,
	2009	%	2008	%

Nintendo Wii	50,062	53.0%	21,746	34.0%
Nintendo DS	40,472	42.8%	39,390	61.7%
Other	3,918	4.2%	2,751	4.3%

TOTAL	94,452	100.0%	63,887	100.0%

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,

	2009	2008	2009	2008
Net revenues	$23,901	$17,992	$94,452	$63,887

Cost of sales
Product costs	12,504	9,335	39,699	28,881
Software development costs and license fees	8,077	3,663	29,329	11,917
Loss on impairment of software development costs — future releases	2,515	—	2,515	—

	23,096	12,998	71,543	40,798

Gross profit	805	4,994	22,909	23,089

Operating costs and expenses
Product research and development	767	694	4,672	3,306
Selling and marketing	3,070	1,921	14,618	8,628
General and administrative	1,742	3,098	8,557	9,549
Depreciation and amortization	54	78	263	300
Loss on impairment of software development costs — cancelled games	635	101	966	101
Settlement of litigation and related charges, net	—	(1,250)	404	(1,572)

	6,268	4,642	29,480	20,312

Operating (loss) income	(5,463)	352	(6,571)	2,777
Other expenses (income)
Interest and financing costs, net	435	232	1,318	649
Change in fair value of warrants	(1,443)	(293)	415	(1,250)

(Loss) income before income taxes	(4,455)	413	(8,304)	3,378
Income taxes	—	26	(1,115)	26

Net (loss) income	$(4,455)	$387	$(7,189)	$3,352

Net (loss) income per share:
Basic	$(0.14)	$0.01	$(0.24)	$0.12

Diluted	$(0.14)	$0.01	$(0.24)	$0.12

Weighted average shares outstanding:
Basic	32,956,761	26,893,386	29,770,382	27,547,211

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$11,839	$5,505
Due from factor	1,172	—
Accounts and other receivables	1,145	3,032
Inventory	6,190	5,619
Prepaid inventory	3,126	242
Capitalized software development costs and license fees, current portion	3,678	6,812
Prepaid expenses	847	1,714

Total current assets	27,997	22,924
Property and equipment — net	447	563
Other assets	83	83

Total assets	$28,527	$23,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,356	$10,697
Share-based litigation settlement	—	1,250
Due to factor	—	983
Customer billings due to distribution partner	230	1,487
Inventory financing payables	6,053	1,540
Advances from customers	543	265

Total current liabilities	16,182	16,222
Warrant liability	626	211
Stockholders’ equity:
Common stock — $.001 par value; 250,000,000 share authorized; 38,553,740 and 30,127,950 issued and outstanding at October 31, 2009 and October 31, 2008 respectively	38	30
Additional paid in capital	113,484	101,722
Accumulated deficit	(101,361)	(94,172)
Accumulated other comprehensive loss	(442)	(443)

Net stockholders’ equity	11,719	7,137

Total liabilities and stockholders’ equity	$28,527	$23,570

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(7,189)	$3,352	$(4,770)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Change in fair value of warrants	415	(1,250)	(611)
Depreciation and amortization	263	315	296
Provision for price protection	5,363	2,556	1,953
Amortization of software development costs and prepaid license fees	13,418	6,122	3,116
Non-cash compensation expense	1,730	1,558	1,505
Warrants issued for services	—	77	—
Write-off of accounts receivable	—	255	—
Share-based litigation settlement	404	(1,572)	2,822
Gain on settlements	—	—	(266)
Loss on impairment of software development costs	3,481	101	154
Changes in operating assets and liabilities:
Due to/from factor — net	(7,186)	(3,100)	763
Accounts and other receivables	1,368	(2,806)	2,433
Inventory	(412)	(1,769)	(1,412)
Capitalized software development costs and prepaid license fees	(13,741)	(10,362)	(4,501)
Prepaid expenses	(2,001)	(833)	1,097
Other assets	—	(17)	(18)
Accounts payable and accrued expenses	(779)	3,314	(2,791)
Litigation settlement	(700)	—	—
Customer billings due to distribution partner	(1,257)	1,487	—
Advances from customers	245	(126)	(536)

Net cash (used in) provided by operating activities	(6,578)	(2,698)	(766)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(146)	(314)	(163)

Net cash used in investing activities	(146)	(314)	(163)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	—	49
Sale of common stock	8,627	—	—
Treasury stock	—	(72)	—
Inventory financing	4,514	1,540	(1,390)
Proceeds from private placement, net of expenses	—	(40)	5,819

Net cash provided by financing activities	13,141	1,428	4,478

Effect of exchange rates on cash and cash equivalents	(83)	(188)	(66)

Net (decrease) increase in cash and cash equivalents	6,334	(1,772)	3,483
Cash and cash equivalents — beginning of period	5,505	7,277	3,794

Cash and cash equivalents — end of year	$11,839	$5,505	$7,277

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$1,322	$676	$1,638

Cash paid during the year for income taxes	$1	—	—

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock in payment of accounts payable	$459	$—	$365

Issuance of common stock for assets	—	—	11

Change in warrant liability incurred on private placement	$415	$(1,250)	$2,071

MAJESCO ENTERTAINMENT COMPANY
RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(in thousands, except share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2009	2008	2009	2008
GAAP operating (loss) income	$(5,463)	$352	$(6,571)	$2,777
Settlement of litigation and related charges, net (1)	—	(1,250)	404	(1,572)
Non-Cash Compensation (3)	475	439	1,730	1,557
California studio (4)	—	42	1,404	403

Non-GAAP operating (loss) income	$(4,988)	$(417)	$(3,033)	$3,165

GAAP net (loss) income	$(4,455)	$387	$(7,189)	$3,352
Settlement of litigation and related charges, net (1)	—	(1,250)	404	(1,572)
Change in fair value of warrants (2)	(1,443)	(293)	415	(1,250)
Non-Cash Compensation (3)	475	439	1,730	1,557
California studio (4)	—	42	1,404	403
Net proceeds from sale of NJ state operating loss carryforwards (5)	—	—	(1,115)	—

Non-GAAP net (loss) income	$(5,423)	$(675)	$(4,351)	$2,490

GAAP net (loss) income per diluted share	$(0.14)	$0.01	$(0.24)	$0.12
Settlement of litigation and related charges, net (1)	0.00	(0.05)	0.01	(0.06)
Change in fair value of warrants (2)	(0.04)	(0.01)	0.01	(0.04)
Non-Cash Compensation (3)	0.01	0.02	0.06	0.06
California studio (4)	0.00	0.00	0.05	0.01
Net proceeds from sale of NJ state operating loss carryforwards (5)	—	—	(0.04)	—

Non-GAAP net (loss) income per diluted share	$(0.16)	$(0.03)	$(0.15)	$0.09

Shares used in GAAP and Non-GAAP per diluted share amounts	32,956,761	26,893,386	29,770,382	27,547,211

(1) Represents charges to settle certain litigations pending in the United States District Court, District of New Jersey: (i) a securities class action brought on behalf of a purported class of purchasers of the Company’s securities; (ii) a private securities action filed by Trinad Capital Master Fund, Ltd.; and (iii) a second action filed by Trinad purportedly on behalf of the Company. All three actions are now concluded.
(2) Represents the change in the fair value of warrants, classified as a liability. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.
(3) Represents expenses recorded for stock compensation expense in accordance with SFAS 123R. The Company does not consider stock-based compensation charges when evaluating business performance and management does not consider stock-based compensation expense in evaluating its short and long-term operating plans.
(4) Represents operating expenses related to our internal development studio in California, which were not allocated to capitalizable projects. After evaluation of the studio’s performance, and changes in the availability and cost of development with our third party partners, we now believe that closing the studio and taking advantage of these external opportunities represents a better value for the Company.
(5) In November 2008, the Company received net proceeds of approximately $1.1 million from the sale of the rights to approximately $14.2 million of New Jersey state income tax operating loss carryforwards, under the Technology Business Tax Certificate Program administered by the New Jersey Economic DevelopmentAuthority. The amount represents utilization of approximately 34% of the $41.0 million of net operating loss carryforwards available to the company in the state of New Jersey, prior to the transfer. The amount has been recorded as an income tax benefit during the twelve months ended October 31, 2009.